Exhibit 99.1

N E W S R E L E A S E

Contact: David Higie Phone: (412) 269-6449 Release: Immediate (Jan. 16, 2012)

CHAIRMAN SHAW TO RETIRE FROM BAKER BOARD

PITTSBURGH – Michael Baker Corporation (NYSE MKT:BKR) announced today that Richard L. Shaw will retire as Chairman of the Board of Directors and as a member of the Board, effective January 31, 2013. The Board has elected Robert N. Bontempo, Ph.D., to succeed Mr. Shaw as Chairman.

Mr. Shaw became a member of Baker’s Board in 1966 and was named Chairman in 1991. He joined Baker in 1952 as assistant personnel director and progressed through a variety of leadership positions with the Company before being named president in 1973 and chief executive officer in 1984. He retired as chief executive officer in 1992, and returned to that role three times between 1993 and 2006, retiring again in 2008. He has been active in a multitude of professional and civic organizations during his time with the Company and received numerous awards for his professional and community service.

“Dick has served in pivotal roles for Baker, including CEO and Chairman over an outstanding 61-year career,” said Dr. Bontempo. “While no one can replace Dick Shaw, the Board and I can honor his legacy by continuing Baker’s tradition of integrity, excellence and the highest quality of customer service.”.

“Baker is a wonderful Company with a strong future despite near-term market challenges,” said Shaw. “While I will miss the regular interaction with the many talented and dedicated Baker people and my colleagues on the Board, I think that after more than six decades, it is the right time for me to step down.”

Dr. Bontempo joined Baker’s Board in 1997, and currently serves as a Professor at the Columbia University School of Business. He has extensive experience counseling international businesses on a wide range of strategic issues and is widely recognized as an authority on matters relating to corporate organization.

Michael Baker Corporation (www.mbakercorp.com) provides engineering, design, planning and construction services for its clients’ most complex challenges worldwide. The firm’s primary business areas are architecture, aviation, defense, environmental, geospatial, homeland security, municipal & civil, oil & gas, rail & transit, telecommunications & utilities, transportation, urban development and water. With more than 3,000 employees in over 100 offices across the United States, Baker is focused on creating value by delivering innovative and sustainable solutions for infrastructure and the environment.

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